As filed with the Securities and Exchange Commission on June 15, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Altria Group, Inc.

(Exact name of registrant as specified in its charter)

Virginia	13-3260245
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6601 West Broad Street Richmond, Virginia	23230
(Address of Principal Executive Offices)	(Zip Code)

2010 Performance Incentive Plan

Stock Compensation Plan for Non-Employee Directors

(Full titles of the plans)

W. Hildebrandt Surgner, Jr.

Corporate Secretary and

Senior Assistant General Counsel

ALTRIA GROUP, INC.

6601 West Broad Street

Richmond, Virginia 23230

(Name and address of agent for service)

(804) 274-2200

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Title of Plan	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, $0.33 1/3 par value per share	2010 Performance Incentive Plan	50,000,000 shs. (2)	$19.89	$994,500,000	$70,907.85
Common Stock, $0.33 1/3 par value per share	Stock Compensation Plan for Non-Employee Directors	750,000 shs. (2)	$19.89	$14,917,500	$1,063.62
Total		50,750,000 shs. (2)	$19.89	$1,009,417,500	$71,971.47

(1) Estimated solely for the purpose of computing the registration fee and calculated in accordance with Rule 457(c) and 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low prices for the common stock reported in the consolidated reporting system on June 11, 2010.

(2) Plus such additional shares as may be issued by reason of stock splits, stock dividends or similar transactions.

Explanatory Note

Altria Group, Inc. (the “Company”) is hereby registering under this Registration Statement on Form S-8 (the “Registration Statement”) an aggregate of 50,000,000 shares of its common stock, $0.33 1/3 par value per share, authorized for issuance pursuant to the 2010 Performance Incentive Plan that was approved by the Company’s shareholders on May 20, 2010.

The Company also is hereby registering an aggregate of 750,000 shares of its common stock, $0.33 1/3 par value per share, authorized for issuance pursuant to the Stock Compensation Plan for Non-Employee Directors, as amended and restated effective February 24, 2010 (the “Director Plan”). A registration statement on Form S-8 relating to the same class of securities and the Director Plan was filed by the Company with the Securities and Exchange Commission (the “Commission”) on September 22, 2005 (File No. 333-128494) (the “Old Registration Statement”) and is currently effective. The Old Registration Statement, as it pertains to the Director Plan, is incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with the Commission.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with the Commission.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated herein by reference and made a part hereof:

(i)	the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-B, dated July 1, 1985, as amended by Amendment No. 1 on Form 8, dated April 27, 1989, including any subsequent amendment or any report subsequently filed for the purpose of updating such description;

(ii)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2009;

(iii)	the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2010; and

(iv)	the Company’s Current Reports on Form 8-K, filed with the Commission on January 28, 2010, January 28, 2010, February 22, 2010, May 20, 2010, June 1, 2010 and June 11, 2010.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of the Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Virginia Stock Corporation Act (the “VSCA”) permits the Company to indemnify its officers and directors in connection with certain actions, suits and proceedings brought against them if they acted in good faith and believed their conduct to be in the best interests of the Company and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The VSCA requires such indemnification when a director entirely prevails in the defense of any proceeding to which he or she was a party because he or she is or was a director of the Company, and further provides that the Company may make any other or further indemnity (including indemnity with respect to a proceeding by or in the right of the Company), and may make additional provision for advances and reimbursement of expenses, if authorized by its articles of incorporation or stockholder-adopted by-laws, except an indemnity against willful misconduct or a knowing violation of the criminal law.

The VSCA establishes a statutory limit on liability of officers and directors of the Company for damages assessed against them in a suit brought by or in the right of the Company or brought by or on behalf of stockholders of the Company and authorizes the Company, with stockholder approval, to specify a lower monetary limit on liability in the Company’s articles of incorporation or by-laws; however, the liability of an officer or director shall not be limited if such officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law. The Company’s articles of incorporation provide that an officer or director or former officer or director of the Company shall be indemnified to the full extent permitted by the VSCA as currently in effect or as hereafter amended in connection with any action, suit or proceeding brought by or in the right of the Company or brought by or on behalf of stockholders of the Company. The Company’s articles of incorporation further provide for the limitation or elimination of the liability of an officer or director or former officer or director of the Company for monetary damages to the Company or its stockholders in any action, suit or proceeding, to the full extent permitted by the VSCA as currently in effect or as hereafter amended. The Company carries insurance on behalf of its directors and officers.

The Company has entered into an indemnity agreement with each of the members of its Board of Directors (the “Board”). The agreement provides for the mandatory advancement and reimbursement of reasonable expenses (subject to limited exceptions) incurred by members of the Board in various legal proceedings in which they may be involved by reason of their service as directors, as permitted by Virginia law and the Company’s articles of incorporation.

The distribution agreement among the Company, the Company’s wholly-owned subsidiary, Philip Morris USA Inc. and Philip Morris International Inc. (“PMI”) provides for indemnification by PMI of the Company’s directors, officers and employees for certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act related to information provided to the Company by PMI or incorporated into filings by the Company from PMI’s filings with the Commission.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

5.1	Opinion of Hunton & Williams LLP as to the legality of the securities being registered (filed herewith).

10.1	2010 Performance Incentive Plan (incorporated by reference to Exhibit A to the Company’s Proxy Statement filed April 9, 2010 (File No. 001-08940)).

10.2	Stock Compensation Plan for Non-Employee Directors, as amended and restated effective February 24, 2010 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 (File No. 001-08940)).

23.1	Consent of Hunton & Williams LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm (filed herewith).

24	Powers of Attorney executed by Elizabeth E. Bailey, Gerald L. Baliles, John T. Casteen III, Dinyar S. Devitre, Thomas F. Farrell II, Robert E. R. Huntley, Thomas W. Jones, George Muñoz and Nabil Y. Sakkab (filed herewith).

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Henrico, Commonwealth of Virginia, on June 15, 2010.

ALTRIA GROUP, INC.

By:	/S/ MICHAEL E. SZYMANCZYK
	Name:	Michael E. Szymanczyk
	Title:	Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ MICHAEL E. SZYMANCZYK (Michael E. Szymanczyk)	Chairman of the Board and Chief Executive Officer	June 15, 2010

/S/ DAVID R. BERAN (David R. Beran)	Executive Vice President and Chief Financial Officer	June 15, 2010

/S/ LINDA M. WARREN (Linda M. Warren)	Vice President and Controller	June 15, 2010

Elizabeth E. Bailey, Gerald L. Baliles, John T. Casteen III, Dinyar S. Devitre, Thomas F. Farrell II, Robert E. R. Huntley, Thomas W. Jones, George Muñoz, Nabil Y. Sakkab	Directors

By:	/s/ MICHAEL E. SZYMANCZYK	June 15, 2010
(Michael E. Szymanczyk, Attorney-in-Fact)

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Hunton & Williams LLP as to the legality of the securities being registered (filed herewith).

10.1	2010 Performance Incentive Plan (incorporated by reference to Exhibit A to the Company’s Proxy Statement filed April 9, 2010 (File No. 001-08940)).

10.2	Stock Compensation Plan for Non-Employee Directors, as amended and restated effective February 24, 2010 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 (File No. 001-08940)).

23.1	Consent of Hunton & Williams LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm (filed herewith).

24	Powers of Attorney executed by Elizabeth E. Bailey, Gerald L. Baliles, John T. Casteen III, Dinyar S. Devitre, Thomas F. Farrell II, Robert E. R. Huntley, Thomas W. Jones, George Muñoz and Nabil Y. Sakkab (filed herewith).